Exhibit 99.1

Press Release

For Immediate Release

Avery Dennison Names Danny Allouche
President, Materials Group

MENTOR, Ohio—(BUSINESS WIRE)—June 4, 2026—Avery Dennison Corporation (NYSE: AVY), a leading global materials science and digital identification solutions company, today announced that Danny Allouche has been appointed president, Materials Group.

“Danny has played an essential role in shaping the strategic direction of the Materials Group and Avery Dennison for many years. He possesses a strong knowledge of our Materials business, having served as a thought partner to leadership and supported critical business projects, including strategic M&A activity,” said Avery Dennison President and CEO Deon Stander. “The Materials Group will benefit from Danny’s experience developing, executing and managing strategies across a portfolio of businesses, along with his having provided key contributions in building our Intelligent Labels platform.

“As president of the Materials Group, Danny will continue to focus our teams on delivering for our customers through innovation, service and quality, driving outsized growth in high-value categories and growing profitably in our base businesses. He will also advance our capabilities to connect the physical and digital.”

Allouche has held several leadership roles at Avery Dennison over the past 16 years. Since 2016, he has led the company’s global strategy and corporate portfolio and development activities, most recently having served as senior vice president and chief strategy and corporate development officer. In this role, he also oversaw all M&A and venture investment activities. Allouche served as interim chief financial officer for Avery Dennison for a brief period beginning in late 2024. He has also led the company’s Treasury function.

Allouche holds a master's degree in business administration from the UCLA Anderson School of Management and a bachelor’s degree in economics from Northwestern University.

About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company. We are Making Possible™ products and solutions that help advance the industries we serve, providing branding and information solutions that optimize labor and supply chain efficiency, reduce waste and mitigate loss, advance sustainability, circularity and transparency and better connect brands and consumers. We design and develop labeling and functional materials, radio-frequency identification (RFID) inlays and tags, software applications that connect the physical and digital and offerings that enhance branded packaging and carry or display information that improves the customer experience. Serving industries worldwide — including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive — we employ approximately 35,000 employees in more than 50 countries. Our reported sales in 2025 were $8.9 billion. Learn more at www.averydennison.com.

Contact

William Gilchrist
Vice President, Investor Relations
investorcom@averydennison.com

Kristin Robinson
Vice President, Global Communications
kristin.robinson@averydennison.com

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